Exhibit 99.1

Texas Roadhouse, Inc. Announces First Quarter 2007 Results

LOUISVILLE, Ky (April 30, 2007) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 week period ended March 27, 2007.

	First Quarter
($000’s)	2007	2006	% Change

Total revenue	178,337	149,399	19
Income from operations	19,700	14,097	40
Net income	12,296	8,182	50
Diluted EPS	$0.16	$0.11	50

Highlights for the first quarter:

•                  Comparable restaurant sales increased 0.9% at company restaurants and 0.6% at franchise restaurants;

•                  Ten company restaurants opened; and

•                  Diluted earnings per share increased to $0.16 from $0.11 for the first quarter of fiscal 2006, a 50% increase over the same period in fiscal 2006.

Notable items for the first quarter versus the prior year period included:

•                  After-tax expense of approximately $0.2 million related to the Company’s annual managing partner conference compared to approximately $1.6 million, or $0.02 per diluted share, of after-tax expense in the first quarter of fiscal 2006.  The difference results from the timing of the Company’s annual managing partner conference which took place in the second quarter of fiscal 2007 versus the first quarter of fiscal 2006; and

•                  A non-cash charge of approximately $0.8 million, or $0.01 per diluted share, relating to our acquisition of 11 franchise restaurants in the first quarter of fiscal 2006.  There was no corresponding charge in the first quarter of fiscal 2007.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse, commented, “We are pleased with our first quarter results, which were achieved despite challenging weather patterns for much of the period.  We credit our value proposition with consumers and our ability to execute at the restaurant level for our success.  We are also pleased that our development plans for the year, which are primarily front-loaded, remain on track.  Ultimately, we believe Texas Roadhouse is ideally positioned to create value for our stockholders over the long term and remain confident that our target of 20% diluted earnings per share growth for 2007 is achievable.”

Franchise Acquisitions

The Company continues to evaluate opportunities to acquire franchise restaurants under terms which would create value for the Company and its stockholders.  To this end, the Company has begun negotiations to acquire nine franchise restaurants.  These transactions are subject to customary due diligence and approval of the Company’s board of directors.  Should the acquisition of these restaurants be completed, the Company estimates that these transactions would be accretive to diluted earnings per share prior to any acquisition-related charges.

Outlook for 2007

The Company reported that comparable restaurant sales for the first four weeks of the second quarter of fiscal 2007 increased 3.7% over the same period of the prior year.

In addition, the Company reiterates its estimate for 2007 diluted earnings per share growth of at least 20%, or at least $0.53 per diluted share.

This estimate is based on the following assumptions:

•                  New restaurant openings of 30 to 32 company-owned and two to three franchised; and

•                  Comparable restaurant sales growth of 2 to 3%.

The 2007 earnings estimate presented excludes any non-cash charges or ongoing earnings impact related to the Company’s potential acquisition of franchise restaurants.

Conference Call

The Company is hosting a conference call today, April 30, 2007, at 5:00 p.m. Eastern Time to discuss these results.  The dial-in number is (800) 811-8824. A replay of the call will be available until May 7, 2007.  To access the replay, please dial (888) 203-1112, and use 9554513 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates 263 restaurants system-wide in 44 states.  For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2007, are forward-looking statements that involve risks and uncertainties.  Such statements are based upon the current beliefs and expectations of the management of the Company.  Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2007, the sales at these and our other company-owned and franchised restaurants, our ability to control restaurant operating costs, our ability to complete the acquisition of franchise restaurants, our ability to integrate the franchise restaurants which we acquire, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.  Investors should take such risks into account when making investment decisions.  Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations

Scott Colosi

502-515-7300

Media

Travis Doster

502-638-5457

Texas Roadhouse, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(unaudited)

	13 Weeks Ended
	March 27, 2007	March 28, 2006

Revenue:
Restaurant sales	$175,444	$146,874
Franchise royalties and fees	2,893	2,525

Total revenue	178,337	149,399

Costs and expenses:
Restaurant operating costs:
Cost of sales	61,096	51,632
Labor	48,297	39,857
Rent	2,785	2,376
Other operating	27,907	23,594
Pre-opening	3,584	2,582
Depreciation and amortization	6,645	4,906
General and administrative	8,323	10,355

Total costs and expenses	158,637	135,302

Income from operations	19,700	14,097

Interest expense, net	236	344
Minority interest	289	207
Equity income from investments in unconsolidated affiliates	97	88

Income before taxes	19,272	13,634
Provision for income taxes	6,976	5,452

Net income	$12,296	$8,182

Net income per common share:
Basic	$0.17	$0.11
Diluted	$0.16	$0.11

Weighted average shares outstanding:
Basic	74,327	73,363
Diluted	76,726	76,460

Texas Roadhouse, Inc.

Supplemental Financial and Operating Information

($ amounts in thousands)

(unaudited)

	First Quarter		Change
	2007	2006	vs LY

Restaurant openings
Company	10	4	6
Franchise	0	1	(1)
Total	10	5	5

Restaurant acquisitions
Company	0	11	(11)
Franchise	0	(11)	11
Total	0	0	0

Restaurants open at the end of the quarter
Company	173	142	31
Franchise	88	84	4
Total	261	226	35

Company-owned restaurants
Restaurant sales	$175,444	$146,874	19.5%
Store weeks	2,161	1,808	19.5%
Comparable restaurant sales growth (1)	0.9%	6.4%
Average unit volume (2)	$1,049	$1,051	(0.2%)

Restaurant costs (as a % of restaurant sales)
Cost of sales	34.8%	35.2%	(33	) bps
Labor	27.5%	27.1%	39	bps
Rent	1.6%	1.6%	(3	) bps
Other operating	15.9%	16.1%	(16	) bps
Total	79.8%	80.0%	(13	) bps

Franchise-owned restaurants
Franchise royalties and fees	$2,893	$2,525	14.6%
Store weeks	1,144	1,080	5.9%
Comparable restaurant sales growth (1)	0.6%	5.3%
Average unit volume (2)	$990	$986	0.4%

Pre-opening expense	$3,584	$2,582	38.8%

Depreciation and amortization	$6,645	$4,906	35.4%
As a % of revenue	3.7%	3.3%	44	bps

General and administrative expenses	$8,323	$10,355	(19.6%)
As a % of revenue	4.7%	6.9%	(226	) bps

Interest expense	$236	$344	(31.4%)
Minority interest	$289	$207	39.6%

(1)  Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)  Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.

NM - not meaningful

Amounts may not foot due to rounding.